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EXHIBIT 99.1

CONTACT:
Justine E. Koenigsberg
Director, Corporate Communications
(617) 349-0271

FOR IMMEDIATE RELEASE

TKT ANNOUNCES FOURTH QUARTER AND YEAR-END 2002
FINANCIAL RESULTS
—2002 Replagal™ Sales Total $35 Million—

Cambridge, MA, March 31, 2003—Transkaryotic Therapies, Inc. (Nasdaq: TKTX) reported today financial results for the fourth quarter and year ended December 31, 2002.

Replagal™ (agalsidase alfa) sales for the fourth quarter of 2002 increased to $11,969,000, a 52% increase over third quarter 2002 sales of $7,873,000. For the year ended December 31, 2002, Replagal sales totaled $34,682,000, an increase of $31,147,000 over 2001 sales of $3,535,000.

Net loss for the three months ended December 31, 2002 was $47,512,000, or $1.36 per share, compared to a net loss of $19,278,000, or $0.67 per share, for the fourth quarter of 2001. Included in the net loss for the fourth quarter is an expense of $8,660,000, or $0.25 per share, relating to an intellectual property agreement with Cell Genesys, Inc. In addition, TKT recorded an asset impairment charge of $16,069,000, or $0.46 per share, in connection with one of the company's manufacturing facilities.

Net loss for the year ended 2002 was $129,762,000, or $3.75 per share, compared to a net loss of $70,243,000, or $2.78 per share for 2001. Included in the net loss for the full year are charges totaling $50,729,000, or $1.47 per share, related to an intellectual property agreement with Cell Genesys and an asset impairment charge.

At December 31, 2002, TKT had $256,708,000 in cash and marketable securities.

"As we expected, sales for the fourth quarter of 2002 were back on track after a slower than expected third quarter. The progress we made this past year is a strong endorsement of Replagal by patients and physicians, which we expect will allow us to generate continued growth and to maintain our leading position in Europe," said Michael J. Astrue, President and Chief Executive Officer of TKT.

Mr. Astrue continued, "We executed important changes necessary for our long-term success, including a consolidation of our resources and refocus of our product pipeline. We plan to build upon our experience with rare diseases and concentrate our efforts in this area, with a near-term emphasis on our Fabry disease and Hunter syndrome programs. We are hopeful that several of our promising programs that fall outside of our core focus will yield significant value through partnering, and we are aggressively looking for out-licensing opportunities."

Conference Call and Webcast

TKT management will host a conference call today, Monday, March 31, 2003, at 11:00 a.m. E.T. to discuss 2002 financial results. Participants may access the call by dialing (973) 317-5319. The call will also be broadcast live over the Internet at www.tktx.com under the Investor Information section.

A replay of this conference call will be available for two weeks, beginning today, March 31, 2003, at 2:00 p.m. E.T., by dialing (973) 709-2089 and using the passcode 288510. The replay will also be available on the Internet at www.tktx.com under the Investor Information section.

Selected 2002 Highlights and Recent Events

Replagal™ Enzyme Replacement Therapy

  •
  On January 14, 2003, the Endocrinologic and Metabolic Drugs Advisory Committee concluded by a vote of 8 to 7 that the Replagal renal pathology data were not adequate to serve as a surrogate marker to predict clinical benefit in patients with Fabry disease. By a unanimous vote, the Advisory Committee also concluded that the Replagal clinical data did not provide substantial evidence of efficacy. TKT continues to seek U.S. approval and intends to conduct a re-read of its pathology data.

  •
  Following an annual assessment of Replagal in Europe, the Committee for Proprietary Medicinal Products (CPMP) issued a positive opinion reaffirming the favorable risk/benefit profile of Replagal.

  •
  The European Commission expanded Replagal's Summary of Product Characteristics (SPC) to support its use in women with Fabry disease. The expansion is effective in the 15 countries of the European Union, and is the only product label to include women.

  •
  TKT commenced an open-label study in Germany to evaluate the safety and efficacy of Replagal in pediatric patients.

  •
  TKT's partner, Sumitomo Pharmaceutical Co., Ltd., filed a New Drug Application with the Japanese Ministry of Health, Welfare, and Labor seeking marketing authorization of Replagal in Japan.

  •
  In January 2003, Replagal received an honorary award for therapeutic progress in France by the magazine, La Revue Prescrire. This was the highest award given in 2002 and is reserved for products that have demonstrated therapeutic innovation in Europe.

Iduronate-2-Sulfatase Enzyme Replacement Therapy

  •
  At the 52nd Annual Meeting of the American Society of Human Genetics, TKT's investigator reported Phase I/II results of iduronate-2-sulfatase (I2S) for the treatment of Hunter syndrome showing that I2S administration was generally well-tolerated and demonstrated evidence of clinical activity in patients with Hunter syndrome. TKT expects to commence pivotal testing of I2S during the second half of 2003.

Dynepo™ Gene-Activated® Erythropoietin

  •
  Dynepo received marketing authorization in the 15 countries of the European Union. Aventis has not yet launched Dynepo in Europe.

Litigation News

  •
  In July 2002, the Court of Appeal in the United Kingdom issued a ruling in favor of TKT and Aventis, reversing a lower Court's initial ruling and finding that activities relating to Dynepo do not infringe Kirin-Amgen's European patent. In February 2003, the House of Lords in the United Kingdom agreed to review the case.

  •
  The United States Court of Appeals for the Federal Circuit remanded a patent infringement suit brought by Amgen against Aventis and TKT claiming that Dynepo infringed several U.S. patents to the District Court for further consideration of certain validity and infringement issues.

  •
  Applied Research Systems, ARS Holdings, N.V., a wholly owned subsidiary of Serono International S.A., brought suit against TKT in the District Court at The Hague in the Netherlands claiming that TKT's activities relating to Replagal infringe European Patent No. 0 505 500, a patent that has been revoked by the European Patent Office.

  •
  Several purported class action lawsuits were brought against TKT. The complaints generally claim TKT made false and misleading statements relating to Replagal.

Intellectual Property

  •
  TKT purchased a royalty-free exclusive license from Cell Genesys to certain intellectual property relating to Cell Genesys' approach to gene activation, covering up to 15 proteins.

  •
  TKT signed a royalty-free license agreement with Orphan Medical, Inc. relating to variants of alpha-galactosidase A, the protein deficient in patients with Fabry disease.

  •
  The company strengthened its intellectual property position with the issuance of seven patents in 2002, relating primarily to TKT's approach to gene activation and gene therapy. In February 2003, TKT expanded its intellectual property estate in the area of lysosomal storage disorders with the issuance of a third U.S. patent relating to alpha-L-iduronidase for the treatment of Hurler syndrome.

Upcoming Events

  •
  TKT will provide investors with an update on the company's business activities at two upcoming health care conferences:

  •
  Deutsche Bank's 28th Annual Health Care Conference, May 6-7, 2003 in Baltimore, Maryland; and

  •
  Robert W. Baird's 2003 Growth Stock Conference on Wednesday, May 14, 2003 in Chicago, Illinois.

About TKT

TKT is a biotechnology company developing and commercializing human proteins for a broad range of diseases, with a major focus on rare genetic diseases. TKT currently markets one product, Replagal (agalsidase alfa) for the treatment of Fabry disease, in the European Union and certain other countries. TKT is headquartered in Cambridge, Massachusetts and has a majority-owned subsidiary in Sweden, TKT Europe-5S AB, which is responsible for European sales and marketing activities. Additional information on TKT is available on the company's website at www.tktx.com.

This press release contains forward-looking information that involve a number of risks and uncertainties, including statements regarding Replagal, iduronate-2-sulfatase, and Dynepo, as well as statements containing the words "believes,""anticipates," "plans," "expects," "will," and similar expressions. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including whether any re-read of the Replagal pathology data will yield results that satisfy the FDA's requirements for accelerated approval; whether the FDA and other equivalent regulatory agencies will approve Replagal on a timely basis, or at all; whether Replagal will achieve commercial success; whether a competitive product for the treatment of Fabry disease obtains orphan drug status in the United States; whether iduronate-2-sulfatase will be safe and effective as a treatment for Hunter syndrome; whether future trials of iduronate-2-sulfatase will be conducted; whether the FDA and equivalent regulatory authorities will approve iduronate-2-sulfatase on a timely basis, or at all; whether TKT will prevail in the patent litigation relating to Dynepo and Replagal; whether TKT will be able to successfully defend any lawsuit against it; whether the company will enter into collaborative arrangements on favorable terms, or at all; and other factors set forth under the caption "Risk Factors" in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which factors are on file with the Securities and Exchange Commission and are incorporated herein by reference. The company does not undertake any obligation to update any forward-looking statements.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc.
Dynepo™ is a trademark of Aventis Pharma.

—Financial Charts Follow—

Transkaryotic Therapies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(in thousands, except per share amounts)
Revenues:
Product sales	$11,969	$2,701	$34,682	$3,535
License and research revenues	1,166	731	1,818	2,653

	13,135	3,432	36,500	6,188

Operating expenses:
Cost of goods sold	5,570	185	10,511	185
Research and development	21,582	16,471	81,309	65,921
Intellectual property license expense	8,660	—	34,660	—
Selling, general and administrative	10,026	8,526	31,229	24,823
Impairment charge	16,069	—	16,069	—

	61,907	25,182	173,778	90,929

Operating loss	(48,772)	(21,750)	(137,278)	(84,741)
Interest income, net	1,260	2,033	7,516	11,274
Gain on sale of investment	—	439	—	3,224

Net loss	$(47,512)	$(19,278)	$(129,762)	$(70,243)

Basic and diluted net loss per share	$(1.36)	$(0.67)	$(3.75)	$(2.78)

Shares used to compute basic and diluted net loss per share	34,843	28,848	34,616	25,228

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2002	December 31, 2001
	(in thousands)
Cash and marketable securities	$256,708	$399,754
Other current assets	41,784	14,141
Property and equipment, net	59,372	41,587
Other assets	1,942	2,225

Total assets	$359,806	$457,707

Total current liabilities	35,939	21,544
Total stockholders' equity	323,867	436,163

Total liabilities and stockholders' equity	$359,806	$457,707

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TKT ANNOUNCES FOURTH QUARTER AND YEAR-END 2002 FINANCIAL RESULTS — 2002 Replagal™ Sales Total $35 Million—
Transkaryotic Therapies, Inc. Condensed Consolidated Statements of Operations (unaudited)
Condensed Consolidated Balance Sheets (unaudited)